Exhibit 99.1

Fresh Del Monte Produce Announces Fourth Quarter and Full-Year 2009 Financial Results

CORAL GABLES, Fla.--(BUSINESS WIRE)--March 2, 2010--Fresh Del Monte Produce Inc. (NYSE:FDP) today reported financial results for the fourth quarter and year ended January 1, 2010. Excluding asset impairment and other charges, net, the Company reported earnings per diluted share of $0.36 for the fourth quarter of 2009, compared with earnings per diluted share of $0.41 in the fourth quarter of 2008. Excluding asset impairment and other charges, net, earnings per diluted share for the full year were $2.63, compared with earnings per diluted share of $2.82 for the full year of 2008.

“We delivered a solid fourth quarter, particularly in the face of a prolonged economic slowdown which affected profitability in our Europe and Asia banana businesses,” said Mohammad Abu-Ghazaleh, Chairman and Chief Executive Officer at Fresh Del Monte Produce. “Our performance was driven by strong sales in our gold pineapple and fresh-cut product lines. Moving forward, our primary objectives for 2010 are to continue expanding our core product lines, controlling costs, and maintaining our commitment to increase shareholder value over the long-term.”

Net sales for the quarter were $872.1 million, compared with $831.0 million in the fourth quarter of 2008. The increase in net sales was primarily driven by improved performance in the Company’s gold pineapple and fresh-cut product lines, along with higher net sales for the Company’s banana business segment. Net sales were negatively impacted by lower sales of the Company’s other products and services and prepared food business segments. The Company also benefited from a 14-week fourth quarter in 2009, compared with a 13-week fourth quarter in 2008.

Gross profit for the quarter was $65.1 million, compared with gross profit of $69.4 million in the fourth quarter of 2008, excluding other charges, net, for both periods. The decrease in gross profit was due to significantly lower profitability in the Company’s banana business segment in Europe and Asia.

Operating income for the quarter was $28.9 million, compared with $30.2 million in the prior year, excluding asset impairment and other charges, net, for both periods. The decline was principally due to the decrease in gross profit.

Net income for the quarter was $22.8 million, compared with $26.2 million in the fourth quarter of 2008, excluding asset impairment and other charges, net. The decrease in net income was primarily attributable to lower gross profit, higher selling, general and administrative expenses, partially offset by lower interest expense.

Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(U.S. dollars in millions, except share and per share data) - (Unaudited)

	Quarter ended		Year ended
Income Statement:	January 1,	December 26,	January 1,	December 26,
	2010	2008	2010	2008
Net sales	$872.1	$831.0	$3,496.4	$3,531.0
Cost of products sold	807.0	761.6	3,170.4	3,184.0
Other (credits) charges (1)	(1.9)	0.9	15.2	3.0
Gross profit	67.0	68.5	310.8	344.0

Selling, general and administrative expenses	43.2	39.0	165.8	162.5
Gain (loss) on sales of property, plant and equipment	7.0	(0.2)	11.2	7.5
Asset impairment and other (credits) charges, net (2)	(3.5)	2.4	8.0	18.4
Operating income	34.3	26.9	148.2	170.6

Interest expense, net	2.8	4.4	11.2	13.1
Other income (expense), net	(3.5)	0.2	(5.2)	4.5

Income before income taxes	28.0	22.7	131.8	162.0

Provision for (benefit from) income taxes	1.0	(0.2)	(12.8)	4.8
Net income	$27.0	$22.9	$144.6	$157.2

Less: Net income (loss) attributable to noncontrolling interests	(1.2)	-	0.7	(0.5)
Net income attributable to Fresh Del Monte Produce Inc.	$28.2	$22.9	$143.9	$157.7

Net income per ordinary share attributable to Fresh Del Monte Produce Inc. - Basic	$0.44	$0.36	$2.26	$2.49

Net income per ordinary share attributable to Fresh Del Monte Produce Inc. - Diluted	$0.44	$0.36	$2.26	$2.48

Weighted average number of ordinary shares:
Basic	63,606,778	63,540,689	63,570,999	63,344,941
Diluted	63,781,092	63,602,862	63,668,352	63,607,786

Selected Income Statement Data:
Depreciation and amortization	$20.5	$21.2	$83.7	$83.5

Non-GAAP Measures:
Reported net income per share - Diluted	$0.44	$0.36	$2.26	$2.48
Other (credits) charges (1)	(0.03)	0.01	0.24	0.05
Asset impairment and other (credits) charges, net (2)	(0.05)	0.04	0.13	0.29
Adjusted net income per share - Diluted (3)	$0.36	$0.41	$2.63	$2.82

Reported gross profit	$67.0	$68.5	$310.8	$344.0
Other (credits) charges (1)	(1.9)	0.9	15.2	3.0
Adjusted gross profit (3)	$65.1	$69.4	$326.0	$347.0

(1) For 2009, Other (credits) charges relate principally to an insurance reimbursement related to flood damage in our Brazil banana operations and our decision to discontinue pineapple operations in Brazil. For 2008, they relate to flood damage in our Brazil and Costa Rica banana operations.

(2) For 2009, Asset impairment and other (credits) charges relate principally to exit activities in Brazil, Hawaii and Germany and impairments of intangible assets offset by an insurance reimbursement. For 2008, they relate to flood damage in our Brazil and Costa Rica banana operation and to exit activities in the United Kingdom and Hawaii.

(3) Management reviews adjusted net income, adjusted net income per share and adjusted gross profit and considers these measures relevant to investors because management believes they better represent the underlying business trends and performance of the Company.

Fresh Del Monte Produce Inc. and Subsidiaries
Business Segment Data
(U.S. dollars in millions) - (Unaudited)

	Quarter ended
	January 1, 2010					December 26, 2008
Segment Data:
	Net Sales		Gross Profit			Net Sales		Gross Profit

Banana	$385.5	44%	$3.7	(1)	6%	$365.8	44%	$22.3		33%
Other Fresh Produce	375.4	43%	49.9		74%	341.9	41%	31.7		46%
Prepared Food	89.3	10%	10.3		15%	93.6	11%	13.2		19%
Other Products and Services	21.9	3%	3.1		5%	29.7	4%	1.3		2%
Total	$872.1	100%	$67.0		100%	$831.0	100%	$68.5		100%

	Year ended
	January 1, 2010					December 26, 2008
Segment Data:
	Net Sales		Gross Profit			Net Sales		Gross Profit

Banana	$1,510.9	43%	$108.7	(1)	35%	$1,420.2	40%	$117.7	(2)	34%
Other Fresh Produce	1,551.5	44%	148.7	(3)	48%	1,559.8	44%	171.1		50%
Prepared Food	337.4	10%	52.2		17%	412.4	12%	51.9		15%
Other Products and Services	96.6	3%	1.2		0%	138.6	4%	3.3		1%
Total	$3,496.4	100%	$310.8		100%	$3,531.0	100%	$344.0		100%

	Quarter ended					Year ended
	January 1,		December 26,			January 1,		December 26,
Net Sales by Geographic Region:	2010		2008			2010		2008

North America	$405.1	46%	$381.2		46%	$1,675.9	48%	$1,633.1		46%
Europe	266.4	30%	247.2		30%	995.2	28%	1,081.4		30%
Asia	84.3	10%	102.1		12%	420.2	12%	408.1		12%
Middle East	91.6	11%	71.6		9%	314.1	9%	275.8		8%
Other	24.7	3%	28.9		3%	91.0	3%	132.6		4%
Total	$872.1	100%	$831.0		100%	$3,496.4	100%	$3,531.0		100%

(1) Banana gross profit for the quarter and year ended January 1, 2010 included an insurance reimbursement of $2.1 million related to flood damage at our banana farms in Brazil.

(2) Banana gross profit for the year ended December 26, 2008 included charges of $3.0 million recorded during the second and fourth quarter quarter of 2008 related to wages paid to idle workers and write-offs of packaging material inventory incurred as a result of extensive flood damage at our banana farms in Brazil and Costa Rica, respectively.

(3) Other fresh produce gross profit for the year ended January 1, 2010 included charges of $17.1 million recorded during the second quarter of 2009 related to the write-down of growing crop inventory resulting from our decision to discontinue pineapple planting in Brazil.

Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(U.S. dollars in millions) - (Unaudited)

	Year ended
	January 1,	December 26,
	2010	2008
Operating activities:
Net income	$144.6	$157.2
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	83.7	83.5
Amortization of debt issuance costs	3.3	1.8
Asset impairment charges	15.3	15.7
Gain on sales of property, plant and equipment	(11.2)	(7.3)
Foreign currency translation adjustment	8.0	8.3
Other changes	(15.1)	9.1
Changes in operating assets and liabilities:
Receivables	45.8	0.1
Inventories	19.8	(38.8)
Prepaid expenses and other current assets	5.5	(10.6)
Accounts payable and accrued expenses	(40.1)	8.0
Other noncurrent assets and liabilities	(3.5)	(22.0)
Net cash provided by operating activities	256.1	205.0

Investing activities:
Capital expenditures	(84.5)	(101.5)
Proceeds from sales of property, plant and equipment	17.6	16.5
Purchase of subsidiaries, net of cash acquired	-	(414.5)
Net cash used in investing activities	(66.9)	(499.5)

Financing activities:
Net (payments) proceeds on long-term debt	(198.0)	271.8
Contributions from noncontrolling interests	14.8	10.6
Proceeds from stock options exercised	1.0	22.1
Net cash (used in) provided by financing activities	(182.2)	304.5

Effect of exchange rate changes on cash	(0.1)	(12.6)

Net increase (decrease) in cash and cash equivalents	6.9	(2.6)
Cash and cash equivalents, beginning	27.6	30.2
Cash and cash equivalents, ending	$34.5	$27.6

Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(U.S. dollars in millions) - (Unaudited)

	January 1,	December 26,
	2010	2008

Assets
Current assets:
Cash and cash equivalents	$34.5	$27.6
Trade accounts receivable, net	309.8	348.0
Other accounts receivables, net	65.2	62.0
Inventories	436.9	459.8
Other current assets	54.0	77.2
Total current assets	900.4	974.6

Investment in and advances to unconsolidated companies	10.4	8.0
Property, plant and equipment, net	1,068.5	1,085.2
Goodwill	409.0	401.1
Other noncurrent assets	207.7	182.1
Total assets	$2,596.0	$2,651.0

Liabilities and shareholders' equity
Current liabilities:
Accounts payable and accrued expenses	$316.9	$379.6
Current portion of long-term debt and capital lease obligations	4.9	358.0
Other current liabilities	35.5	36.8
Total current liabilities	357.3	774.4

Long-term debt and capital lease obligations	320.3	154.8
Other noncurrent liabilities	223.2	207.9
Total liabilities	900.8	1,137.1

Total Fresh Del Monte Produce Inc. shareholders' equity	1,673.1	1,496.9
Noncontrolling interests	22.1	17.0
Total shareholders' equity	1,695.2	1,513.9
Total liabilities and shareholders' equity	$2,596.0	$2,651.0

Selected Balance Sheet Data:
Working capital	$543.1	$200.2
Total Debt	$325.2	$512.8

Fourth Quarter 2009 Business Segment Performance

(As reported in business segment data)

Bananas

Net sales increased 5% to $385.5 million during the quarter, compared to the prior year. The increase was primarily driven by higher sales in the Company’s Europe, Middle East and North America regions. Volume was up 7%. Worldwide pricing decreased $0.15 or 1% to $12.98 per unit. The slight decrease in worldwide banana selling prices was principally due to considerably lower banana selling prices in Asia. Gross profit decreased by $18.6 million to $3.7 million. Banana gross profit included a $2.1 million insurance reimbursement for flood damage at the Company’s farms in Brazil. Unit costs increased 4%.

Other Fresh Produce

Net sales for the quarter increased 10% to $375.4 million, primarily attributable to higher volume and selling prices in the Company’s gold pineapple and fresh-cut product lines. Gross profit increased $18.2 million to $49.9 million, primarily due to lower unit costs and higher selling prices.

  Gold pineapple – Net sales increased 19% to $137.6 million. Volume increased 18%. Pricing increased 1%. Unit cost decreased 7%, primarily due to higher volume.
  Melon – Net sales increased 15% to $69.5 million, principally the result of a 23% increase in volume. Pricing decreased 7%, due to higher industry supply in the marketplace. Unit cost was in line with the prior year period.
  Fresh-cut – Net sales increased 15% to $76.5 million. The growth in net sales in the quarter was primarily due to further expansion of our fresh-cut fruit product line in retail grocery stores, club stores and convenience stores. Volume was 8% higher. Pricing increased 7%. Unit cost decreased 6%, mainly due to lower fruit cost and ongoing operational efficiencies and improvements.
  Non-tropical – Net sales decreased 6% to $35.4 million. Volume decreased 2%. Pricing was 5% lower. Unit cost decreased 10%.
  Tomato – Net sales decreased 2% to $29.4 million. Volume was 1% lower. Pricing decreased 2%. Unit cost increased 2%.

Prepared Food

Net sales decreased 5% to $89.3 million for the fourth quarter, primarily the result of lower sales of the Company’s canned pineapple and beverage product lines, partially offset by higher sales in the Company’s Middle East poultry and processed meat businesses and favorable exchange rates. Gross profit for the quarter was $10.3 million, compared with $13.2 million in the fourth quarter of 2008.

Other Products and Services

Net sales decreased 26% to $21.9 million for the quarter, due to lower net sales in the Company’s third-party freight and Argentine grain businesses. Gross profit was $3.1 million, compared with $1.3 million in the prior year period.

Income Taxes

Income tax expense recorded in the fourth quarter was $1.0 million. Tax expense included a tax benefit of $5.3 million related to the reduction of valuation allowances.

Cash Flows for the Full-Year

Net cash provided by operating activities for the full-year of 2009 was $256.1 million, compared with $205.0 million for 2008. The increase was primarily due to lower accounts receivable and inventory balances, offset by lower net income, and higher payments for accounts payable and accrued expenses.

Total Debt

Total debt decreased from $512.8 million at the end of 2008 to $325.2 million at the end of 2009, a $187.6 million decrease.

Conference Call and Web Cast Data

Fresh Del Monte will host a conference call and simultaneous web cast at 10:00 a.m. Eastern Time today to discuss the fourth quarter and Full-Year 2009 financial results and to review the Company’s progress and outlook. The Web cast can be accessed on the Company’s Investor Relations home page at www.freshdelmonte.com. The call will be available for re-broadcast on the Company’s Web site approximately two hours after the conclusion of the call.

About Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. is one of the world’s leading vertically integrated producers, marketers and distributors of high-quality fresh and fresh-cut fruit and vegetables, as well as a leading producer and distributor of prepared food in Europe, Africa and the Middle East. Fresh Del Monte markets its products worldwide under the Del Monte® brand, a symbol of product innovation, quality, freshness and reliability for more than 100 years.

Forward-looking Information

This press release contains certain forward-looking statements regarding the intent, beliefs or current expectations of the Company or its officers with respect to the Company’s plans and future performance. These forward-looking statements are based on information currently available to the Company and the Company assumes no obligation to update these statements. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties. In this press release, these statements appear in a number of places and include statements regarding the intent, belief or current expectations of the Company or its officers (including statements preceded by, followed by or that include the words “believes,” “expects,” “anticipates” or similar expressions). The Company’s plans and performance may differ materially from those in the forward-looking statements as a result of various factors, including (i) the uncertain global economic environment and the timing and strength of a recovery in the markets we serve, and the extent to which adverse economic conditions continue to affect the Company’s sales, volume and results, including its ability to command premium prices for certain of the Company’s principal products, or increase competitive pressures within the industry, (ii) the impact of governmental initiatives in the United States and abroad to spur economic activity, including the effects of significant government monetary or other market interventions on inflation, price controls and foreign exchange rates, (iii) the Company’s anticipated cash needs in light of its liquidity, (iv) the continued ability of the Company’s distributors and suppliers to have access to sufficient liquidity to fund their operations, (v) trends and other factors affecting the Company’s financial condition or results of operations from period to period, including changes in product mix or consumer demand for branded products such as the Company’s, particularly as consumers remain price-conscious in the current economic environment, as well as anticipated price and expense levels, the impact of weather on crop quality and yields, the impact of prices for petroleum based products and packaging materials and the availability of sufficient labor during peak growing and harvesting seasons, (vi) the impact of pricing and other actions by our competitors, particularly during periods of low consumer confidence and spending levels, (vii) the impact of foreign currency fluctuations, (viii) the Company’s plans for expansion of its business (including through acquisitions) and cost savings, (ix) the Company’s ability to successfully integrate acquisitions into its operations, (x) the timing and cost of resolution of pending legal and environmental proceedings, (xi) the impact of changes in tax accounting or tax laws (or interpretations thereof), and the impact of settlements of adjustments proposed by the Internal Revenue Service or other taxing authorities in connection with the Company’s tax audits, and (xii) the cost and other implications of changes in regulations applicable to our business, including potential legislative or regulatory initiatives in the Unites States or elsewhere directed at mitigating the effects of climate change. The Company’s plans and performance may also be affected by the factors described in Item 1A. – “Risk Factors” in Fresh Del Monte Produce Inc.’s Annual Report on Form 10-K/A for the year ended December 26, 2008 along with other reports that the Company has on file with the Securities and Exchange Commission.

CONTACT:
Fresh Del Monte Produce Inc.
Christine Cannella,
Assistant Vice President, Investor Relations
305-520-8433
www.freshdelmonte.com